EXHIBIT 4.9

LOAN NO. 332156

                        ENVIRONMENTAL INDEMNITY AGREEMENT

         THIS INDEMNITY AGREEMENT is entered into as of December 30, 1997 by the undersigned (the "Indemnitor") in favor of The Northwestern Mutual Life Insurance Company ("Northwestern") and the other Indemnified Parties referred to herein.

                                    RECITALS

         A. Northwestern is contemporaneously herewith making a loan (the "Loan") to Echelon International Corporation (the "Borrower") secured or to be secured by a Mortgage, Deed to Secure a Debt or Deed of Trust and Security Agreement from Borrower to Northwestern (the "Mortgage") on the fee title and/or leasehold interest in the property described in Exhibit "A" attached hereto.

         B. In order to induce Northwestern to make the Loan, the Indemnitor has agreed to execute and deliver this Indemnity Agreement.

         C. Indemnitor has a substantial direct or indirect interest in the Property, financial or otherwise.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Indemnitor hereby agrees and covenants for the benefit of Northwestern and the other Indemnified Parties as follows:

         1. The following definitions shall apply to this Indemnity Agreement:

         (a) "Environmental Activity or Condition" means the presence, use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or transportation of any Hazardous Substance on, onto, in, under, over or from the Property or the violation of any Environmental Law because of the condition of, or activity on, the Property.

         (b) "Environmental Law" means all law relating to hazardous waste, chemical substances or mixtures or hazardous, toxic, dangerous or unhealthy substances or conditions or relating to the interaction of the use or ownership of property and the environment, whether such law is: (i) criminal or civil,
(ii) federal, state or local, (iii)


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statutory, common law or administrative regulation, (iv) currently in effect or enacted in the future.

         (c) "Hazardous Substance" means any substance which (i) is designated as hazardous, toxic or dangerous or similarly designated under any Environmental Law, (ii) is regulated under any Environmental Law or by any governmental or quasi-governmental agency, or (iii) could be a hazard to health, safety or property values. Without limiting the foregoing, Hazardous Substances shall include underground storage tanks, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, dioxins and petroleum products.

         (d) "Property" means the property described in Exhibit "A" attached hereto, including the soil, surface water, ground water, air and improvements on, beneath or above such property.

         2. The Indemnitor hereby agrees to indemnify, defend and hold Northwestern and its trustees, officers, policyholders, employees and agents (collectively, the "Indemnified Parties") harmless from and against any and all damages, liabilities, losses, costs and expenses, including reasonable attorneys' fees, (collectively, "Damages") suffered or incurred by any of the Indemnified Parties as a result of any Environmental Activity or Condition which would not have been suffered or incurred if Northwestern had not made the Loan. The liability of Indemnitor as set forth in the preceding sentence includes, without limitation, the following:

         (a) Any costs of, or liability for, investigation, cleanup or remediation of environmental damage;

         (b) Any damages resulting from the diminution in value or unmarketability of the Property or any other property;

         (c) Any consequential or punitive damages suffered or incurred by any of the Indemnified Parties;

         (d) Any fines, penalties, assessments, judgments or other liabilities resulting from any claim, judgment or finding concerning the violation of any Environmental Law;

         (e) Any amounts expended by any of the Indemnified Parties in good faith to settle or compromise any claim or allegation of liability covered by this Agreement.


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The liability of the Indemnitor hereunder shall continue, without reduction or change, upon and subsequent to Northwestern becoming owner of the Property through foreclosure, deed-in-lieu of foreclosure or otherwise, excepting only Damages resulting from actions taken either by Northwestern, by successive owners of the Property or by those contracting with Northwestern or any successive owner subsequent to Northwestern becoming owner of the Property; provided, however, that the Indemnitor shall nonetheless be responsible for the actions of any party investigating or cleaning up Hazardous Substances, whether or not contracted for by Northwestern, if the Indemnitor is otherwise liable hereunder or otherwise for such investigation or clean up. The liability of the Indemnitor hereunder shall not be reduced or otherwise affected by any Environmental Activity or Condition occurring or existing prior to Northwestern becoming owner of the Property even if caused in whole or part by a predecessor in title, tenant, trespasser or other third person, whether on or off of the Property. As between the Indemnitor and the Indemnified Parties, the agreements by the Indemnitor hereunder shall override and be in lieu of any statutory, regulatory or common law prescriptions for liability, contribution or cost sharing.

         3. The liability of the Indemnitor under this Indemnity Agreement (i) shall not be subject to any limitations on liability set forth in any of the documents evidencing the Loan and (ii) shall be an unsecured obligation of Indemnitor to each of the Indemnified Parties, notwithstanding the terms of the Mortgage or any other agreement.

         4. Except as provided in paragraph 2 hereof, without limitation, the obligations and liability of any Indemnitor under this Indemnity Agreement shall in no way be waived, released, discharged, reduced, mitigated or otherwise affected by:

              (a) The repayment of the Loan and/or the satisfaction or release of the Mortgage; or

              (b) Any neglect, delay or forbearance of Northwestern in demanding, requiring or enforcing payment of the indemnity due hereunder; or

              (c) The receivership, bankruptcy, insolvency or dissolution of Indemnitor or any affiliate thereof; or

              (d) Any sale or refinancing of, or other transactions related to, the Property by Borrower or Northwestern; or

              (e) Indemnitor transferring or divesting any or all of its estate, right, title or interest in or to the Property or any interest in any entity.


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         5. Without limiting the other provisions hereof, in the event any claim
(whether or not a judicial or administrative action is involved) is asserted against any of the Indemnified Parties with respect to any Environmental
Activity or Condition, Northwestern shall have the right to select the engineers, other consultants and attorneys for the defense of the Indemnified Parties, to determine the appropriate legal strategy for such defense and to compromise or settle such claim, all in Northwestern's discretion, and the Indemnitor shall be liable to Northwestern in accordance with the terms hereof for all Damages suffered or incurred by Northwestern in this regard.

         6. Without limiting the other provisions hereof, if Northwestern acquires legal possession and/or title to the Property and Northwestern becomes aware of any Environmental Activity or Condition for which Indemnitor may have liability in accordance with the other provisions of this Indemnity Agreement, whether or not a claim is asserted against Northwestern or any of the other Indemnified Parties, Northwestern shall have the right to take such action as Northwestern shall deem reasonably necessary, in Northwestern's discretion, to protect health, safety and property values and to minimize the probability or extent of liability to Northwestern and the other Indemnified Parties, including, without limitation, investigation and/or cleanup, and the Indemnitor shall be liable to Northwestern in accordance with the terms hereof for all Damages suffered or incurred by Northwestern in this regard.

         7. No action or proceeding brought or instituted under this Indemnity Agreement and no recovery made as a result thereon shall be a bar or defense to any further action or proceeding under this Indemnity Agreement.

         8. The covenants, agreements, indemnities, terms and conditions contained in this Indemnity Agreement shall extend to, and be binding upon, the Indemnitor, its heirs, executors, administrators, successors and assigns, and shall inure to the benefit of, and may be enforced by, Northwestern or any of the other Indemnified Parties and its and their successors and assigns.

         9. Each provision of this Indemnity Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Indemnity Agreement shall be prohibited, invalid or ineffective under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Indemnity Agreement.

         10. Indemnitor shall reimburse Northwestern and the other Indemnified Parties for all reasonable attorneys' fees and expenses incurred in connection with the enforcement of the Indemnified Parties' rights under this Indemnity Agreement, including those


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incurred in any case, action, proceeding, claim under the Federal Bankruptcy
Code or any successor statute.

         11. As additional assurance for the timely performance of the obligations of the Indemnitor hereunder, Indemnitor hereby assigns to Northwestern any rights such Indemnitor may have against any other person or entity (including, without limitation, any present, future or former owners, tenants or other occupants or users of the Property or any portion thereof) relating to the matters covered by this Indemnity Agreement.

         12. No consent by any Indemnitor shall be required for any assignment or reassignment of the rights of Northwestern hereunder to one or more purchasers of the Loan or the Property or any portion of either.

         IN WITNESS WHEREOF, the undersigned Indemnitor has executed this Indemnity Agreement as of the day and year first above written.



                                             ECHELON INTERNATIONAL
                                             CORPORATION, a Florida corporation

                                             By:_______________________________


                                             By:_______________________________
(corporate seal)


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